Exhibit 10.2

Transition Services Agreement

between

The Procter & Gamble Company

and

Galleria Co.

Effective as of October 1, 2016

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	9.3	Exceptions to Confidential Treatment	12
	9.4	Return or Destruction	13
10.	COMPENSATION		13
	10.1	Service Fee	13
	10.2	Other Expenses	13
	10.3	Transactional Taxes	13
	10.4	Invoicing and Payment	14
	10.5	Withholding Taxes	14
11.	REPRESENTATIONS AND WARRANTIES; OTHER AGREEMENTS		14
	11.1	Authority	14
	11.2	Compliance with Laws	14
	11.3	Standard of Performance; Standard of Care	15
	11.4	Disclaimer	16
12.	INDEMNITIES, PROCEDURES AND LIMITATIONS		16
	12.1	Indemnification by Customer	16
	12.2	Indemnification by Service Provider	16
	12.3	Calculation of Indemnity Payments	17
	12.4	Procedures for Defense, Settlement and Indemnification of Claims	18
	12.5	Additional Matters	19
	12.6	Limitations on Liability	20
	12.7	Waiver of Subrogation	20
	12.8	Exclusive Remedy	20
13.	TERMINATION		21
	13.1	Termination Rights	21
	13.2	Survival	21
	13.3	Rights Upon Termination or Expiration	22
14.	MISCELLANEOUS		22
	14.1	Entire Agreement	22
	14.2	Governing Law	22
	14.3	Notices	23
	14.4	Amendments and Waivers	24
	14.5	No Third-Party Beneficiaries	24
	14.6	Assignability	24

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14.7	Construction	25
14.8	Severability	25
14.9	Counterparts	25
14.10	Force Majeure	26
14.11	Further Assurances	26
14.12	Independent Contractors	27
14.13	Publicity	27
14.14	Limitation	27

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SCHEDULES

Schedule A	Services
Schedule B	Pricing

EXHIBITS

Exhibit A	Form Agreement for the Termination of Services

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TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into effective October 1, 2016 (the “Effective Date”) by and between Galleria Co., a Delaware corporation (“Customer”) and The Procter & Gamble Company, an Ohio corporation (“Service Provider”).

RECITALS

1. Service Provider, Customer, Coty Inc., a Delaware corporation (“Acquiror”), and Green Acquisition Sub Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror, have entered into the Transaction Agreement, dated as of July 8, 2015 (as amended from time to time, the “Transaction Agreement”), pursuant to which Service Provider separated and divested the Galleria Business in the manner contemplated thereby.

2. Customer desires to obtain from Service Provider the administrative and business support services described in this Agreement on the terms and conditions as set forth in this Agreement.

Accordingly, the Parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms, when capitalized, will have the meanings set forth below. In addition, capitalized terms used herein and not otherwise defined herein will have the meanings given to them in the Transaction Agreement.

“Agreement” has the meaning set forth in the preamble.

“Base Services” has the meaning set forth in Section 3.1(a).

“Change Management Process” has the meaning set forth in Section 5.4.

“Charges” means the amounts payable by Customer to Service Provider pursuant to Article 10.

“Confidential Information” has the meaning set forth in Section 9.1.

“Customer” has the meaning set forth in the preamble. References herein to “Customer” will include the “Recipients” to the extent the context requires.

“Customer Data” has the meaning set forth in Section 8.1.

“Customer Equipment” means all Equipment owned or leased (other than from Service Provider) by Customer that is used in connection with the Services.

“Customer Facilities” has the meaning set forth in Section 6.1(a).

“Customer Group” has the meaning set forth in Section 5.5.

“Customer Owned Technology” has the meaning set forth in Section 7.1.

“Customer Parties” has the meaning set forth in Section 12.2.

“Customer Software” means all Software owned by, or provided under license (other than from Service Provider) to, Customer that is used in connection with the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing).

“Customer System” means an interconnected grouping of Customer Equipment and/or Customer Software that is used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.

“Customer Technology” means Customer Owned Technology and Customer Third-Party Technology.

“Customer Third-Party Technology” means all Technology licensed (other than by Service Provider) to Customer that is provided to Service Provider for use in connection with the Services.

“Direct Claim” has the meaning set forth in Section 5.5.

“Effective Date” has the meaning set forth in the preamble.

“Equipment” means computer and telecommunications equipment (without regard to the entity owning or leasing such equipment), including (a) servers, personal computers, and associated attachments, accessories, peripheral devices and other equipment and (b) private branch exchanges, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment.

“Expense Cap” has the meaning set forth in Section 10.2.

“Facility” has the meaning set forth in Section 11.3(c).

“Force Majeure Event” has the meaning set forth in Section 14.10(a).

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.

“Indemnitee” has the meaning set forth in Section 12.3(a).

“Indemnifying Party” has the meaning set forth in Section 12.3(a).

“Interest Rate” means a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Citibank, N.A. (or its successor or another major money center commercial bank agreed to by the Parties), plus 3%, but in no case higher than the maximum rate permitted by Law.

“New User” has the meaning set forth in Section 11.3(c).

“Operation Group” means the employee operation groups of the Galleria Business, as applicable to Galleria Business Employees and as such operation groups were defined by Service Provider and in use immediately prior to the Effective Date.

“Party” means either Customer or Service Provider.

“Pricing Schedule” means Schedule B to this Agreement.

“Recipient” has the meaning set forth in Section 3.1(c).

“Recipient Personnel” means any employees, representatives, contractors, subcontractors and agents of any Recipient, and any employees, representatives, contractors, subcontractors and agents of any third-party contractors providing Services to Customer.

“Relationship Manager” has the meaning set forth in Section 5.1.

“Required Consents” means (a) all consents required at any time to grant Service Provider the right to use and/or access Customer Third-Party Technology, Customer Software, Customer Equipment, the Customer System or any software and equipment of the Recipient in connection with providing the Services, (b) all consents required at any time to grant Customer and the Recipients, to the extent necessary to exercise their rights or perform their obligations under this Agreement, the right to use and/or access Service Provider Technology, Service Provider Software, Service Provider Equipment and the Service Provider System, and (c) all other consents, including consents to modification of third-party licenses or other Contracts, required from third parties at any time in connection with Service Provider’s provision of the Services.

“Service Provider Equipment” means all Equipment owned or leased by Service Provider, an Affiliate of Service Provider or a Subcontractor and used in connection with the Services.

“Service Provider Facilities” has the meaning set forth in Section 6.2(a).

“Service Provider Group” has the meaning set forth in Section 5.5.

“Service Provider Owned Technology” has the meaning set forth in Section 7.2.

“Service Provider Parties” has the meaning set forth in Section 12.1.

“Service Provider Personnel” means those employees, representatives, contractors, subcontractors and agents of Service Provider, any Subcontractor and any Affiliate of a Service Provider who perform any Services under this Agreement.

“Service Provider Software” means all software programs and programming owned by, or provided under license (other than from Customer) to, Service Provider and used to provide the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing).

“Service Provider System” means an interconnected grouping of Service Provider Equipment and/or Service Provider Software used in connection with the Services (and all additions, modifications, substitutions, upgrades or enhancements thereto).

“Service Provider Technology” means Service Provider Owned Technology and Service Provider Third-Party Technology.

“Service Provider Third-Party Technology” means any third-party Technology (other than Customer Third-Party Technology) used by Service Provider, any Affiliate of a Service Provider or any Subcontractor in connection with the Services.

“Services” means the Base Services and any Termination Assistance Services.

“Software” means programs and programming (including the supporting documentation, media, on-line help facilities and tutorials).

“Subcontractors” means Service Provider’s contractors or other service providers that perform a portion of the Services.

“Technology” means all formulae, algorithms, processes, procedures, designs, research, inventions and invention disclosures (whether or not patentable or reduced to practice), know-how, proprietary information and methodologies, trade secrets, technology, Software (in both object and source code form), databases, specifications and all records relating to any of the foregoing, including documentation, design documents and analyses, studies, programming tools, plans, models, flow charts, reports and drawings, as well as all Intellectual Property subsisting in each of the foregoing.

“Term” has the meaning set forth in Article 2.

“Termination Assistance Services” has the meaning set forth in Section 13.3.

“Third-Party Claims” has the meaning set forth in Section 12.4.

“Transactional Taxes” means sales, use, value added and other similar taxes levied under the relevant legislation in relation to transactions, excluding specifically the corporate income tax and withholding taxes.

2.	TERM

Unless earlier terminated in accordance with the terms of this Agreement, the term of this Agreement will begin on the Effective Date and will end at midnight on the six-month anniversary of the Effective Date (the “Term”) with respect to all Services; provided, however, that Customer may extend the Term as to all or any of the other individual Service(s) (to the extent such individual Service(s) can be segregated from the other Services which are not being extended) for one-month periods up to an aggregate of six (6) additional months by providing to Service Provider thirty (30) days advance written notice.

3.	SERVICES

3.1 Base Services.

(a) Performance. Service Provider will provide or cause to be provided the Services described in Schedule A (the “Base Services”). Services provided by Service Provider under this Agreement may be provided by Service Provider directly or through any of its Affiliates at Service Provider’s discretion.

(b) Commencement of Services. Unless otherwise agreed between Service Provider and Customer, Service Provider will begin to provide the Base Services on the Effective Date.

(c) Recipients. Service Provider will provide the Base Services to each member of the Galleria Group and to such Affiliates of Customer as Customer may create or designate to conduct the Galleria Business (each, a “Recipient”) for use only in connection with the Galleria Business.

(d) Subsequent Adjustments. The Parties acknowledge that certain Services relating to Customer’s accounts payable and banking cannot be provided unless Customer establishes banking relationships with certain banks used by Service Provider. Accordingly, the Parties agree that to the extent Service Provider cannot provide a Service due to the reason set forth above, Customer will promptly take the actions contemplated by this Section 3.1(d) in order that the Services may be provided. If such actions result in an increase in cost that is not covered by Service Provider’s cost allocation that is used to determine its Charges to Customer, using Service Provider’s normal cost allocation methodology, then the Parties will make an equitable adjustment to the Charges and impacted schedules, all of which adjustments will be reviewed and considered through the Change Management Process. In no event will any adjustment to the Services provide Service Provider with a greater degree of discretion than it has with respect to the existing Services.

3.2 Substantive Business Decisions Prohibited. Notwithstanding anything to the contrary contained in this Agreement or the accompanying schedules, none of the Service Provider Parties, Subcontractors or Service Provider Personnel will make any substantive business decisions with respect to Customer in performing the Services. Each provision of this Agreement and the accompanying Schedules will be interpreted in a manner consistent with this Section 3.2.

4.	SERVICE PROVIDER SUBCONTRACTORS AND THIRD-PARTY CONTRACTS

4.1 Subcontractors.

(a) Use of Subcontractors. Service Provider reserves the right to use Subcontractors to assist Service Provider in the provision of the Services as Service Provider reasonably deems appropriate, except that in the event that Service Provider wishes to use a Subcontractor to provide any of the Services or a portion thereof, and such Subcontractor (i) was not providing such Services or portion thereof to the Galleria Business prior to the Effective Date and (ii) will not also provide such Services to Service Provider’s or its Affiliates’ businesses, then Service Provider will provide reasonable prior written notice to Customer (for this purpose, email will be sufficient) regarding the engagement of such subcontractor.

(b) Service Provider Responsibility for Subcontractors. Unless otherwise agreed, Service Provider will be responsible and liable for the Services performed by the Subcontractors and Service Provider will be Customer’s primary point of contact regarding the Services and sole contact with respect to payment.

5.	RELATIONSHIP MANAGEMENT

5.1 Relationship Managers. Each Party will appoint an individual (each, a “Relationship Manager”) who, from the Effective Date until replaced by the appointing Party, will serve as that Party’s representative under this Agreement during the Term. Each Relationship Manager will (a) have overall responsibility for managing and coordinating the performance of the appointing Party’s obligations under this Agreement and (b) be authorized to act for and on behalf of the appointing Party concerning all matters relating to this Agreement. Neither Party will reassign a Relationship Manager, unless it provides at least ten days prior written notice to the other Party. If a Party terminates the employment of or reassigns its Relationship Manager or its Relationship Manager resigns, dies or becomes disabled, such Party will appoint a new Relationship Manager within 10 Business Days after such termination, reassignment, resignation, death or disability.

5.2 Regulatory Review. Each Party will notify the other promptly of any formal request or Order by a Governmental Authority to examine records regarding Customer that are maintained by Service Provider or to examine Service Provider’s performance of the Services. Each Party will cooperate with the other in connection with any such examination. If such formal request or Order is made to Customer, then Customer will reimburse Service Provider for the reasonable costs Service Provider incurs in connection with such examination. If such formal request or Order is made to Service Provider, then Service Provider will reimburse Customer for the reasonable costs Customer incurs in connection with such examination.

5.3 Audit. Service Provider shall keep books and records related to the Services provided hereunder using the same or similar processes as Service Provider used to keep the books and records of the Galleria Business prior to the Effective Date. In no event will the details be less than as required by applicable Law. Customer or its authorized representative will have the right, upon reasonable notice during normal business hours and at Customer’s sole expense, to inspect and audit the books and records of Service Provider related to the Services solely and only to the extent necessary to verify the invoices delivered hereunder by Service Provider to Customer.

5.4 Books and Records. During the Term, Service Provider will be provided with access, at no cost to Service Provider, to Customer’s books and records to the extent necessary for Service Provider to fulfill its obligations under this Agreement.

5.5 Change Management Process.

(a) Except as set forth in this Section 5.4, Service Provider will provide the Services in the manner set forth in Section 11.3(a); provided, however, that if any Services were not provided to the Galleria Business prior to the Effective Date, Service Provider will provide such Services to Customer in substantially the same manner as it provides such Services to its Affiliates. In the event that Service Provider makes changes to its systems or services of a nature that will impact Service Provider’s provision of services to Service Provider’s Affiliates generally, and such changes would be reasonably expected to materially impact the Customer’s business as operated by Customer and its Subsidiaries during the Term or Customer’s use of the Services, Service Provider will use the same change management process for changes to the Services that Service Provider uses to manage changes for Service Provider’s own businesses that use the same or similar services (the “Change Management Process”). Service Provider will furnish to Customer substantially the same notice (with respect to the content and the timing of the notice) as Service Provider furnishes to its own organization with respect to such modifications or changes. In connection with the Change Management Process, Service Provider will give Customer at least 30 days’ advance notice regarding any such change that would be reasonably expected to materially impact the Customer’s business as operated by Customer and its Subsidiaries during the Term or Customer’s use of the Services. At Customer’s request, the Parties will discuss in good faith any reasonable accommodations to address Customer’s needs or requests with respect to the changed Services, unless such Services have been eliminated by Service Provider on a substantially company-wide basis; provided, however, that the ultimate decision as to how to manage any change in the Services to maintain comparable Services and how to implement any change in the Services will be made solely by Service Provider, and Service Provider will not be obligated to maintain any legacy system as an accommodation to Customer in the event of any such company-wide change in Services. No advance notice by Service Provider to Customer will be required in the event of any emergency that requires a change in the Services, whether to maintain the Services or to maintain Service Provider’s provision of interrelated services internally or to third parties, provided that the Services resume as such Services may be modified by Service Provider pursuant to this Section 5.4(a) after the emergency ceases to exist.

(b) For the avoidance of doubt, Service Provider reserves the right to make changes to the Services in the ordinary course of business to conduct Service Provider’s planned maintenance and upgrade activities on a company-wide basis; provided that Service Provider will provide advance notice as soon as is reasonably practicable. Customer acknowledges that its failure to comply with Service Provider’s then-current work processes, policies, and procedures for use of the Services may impair performance or utility of the Services.

5.6 Dispute Resolution. Any dispute, controversy or claim by Service Provider or any of its Affiliates (collectively, the “Service Provider Group”) against Customer or any of its Affiliates (collectively, the “Customer Group”) or vice versa in connection with this

Agreement (a “Direct Claim”) will be resolved by the Parties in accordance with Section 10.15 of the Transaction Agreement, except that any executive-level discussions to be held pursuant to Section 10.15 of the Transaction Agreement with regard to such dispute, controversy or claim will be held by Charles-Etienne Bost for Customer and Georg Schlangen for Service Provider and except that such executives will negotiate in good faith to resolve the Dispute for 20 Business Days after the date of the Dispute Escalation Notice, after which either Party will have the right to commence litigation in accordance with Section 14.2; provided, however, that, for the avoidance of doubt, the limitations on liability set forth in Sections 12.5 and 12.6 will apply to any dispute, controversy or claim related to this Agreement. Service Provider will continue to provide Services during the pendency of any dispute, controversy or claim during the Term. Notwithstanding the foregoing, either Party may seek injunctive or equitable relief in any court of competent jurisdiction.

6.	FACILITIES

6.1 Use of Customer Facilities.

(a) General. Customer will provide Service Provider, at no charge, the space, office furnishings, janitorial service, telephone service, utilities and office-related equipment, supplies and duplicating services at Customer’s premises that Service Provider may reasonably need to provide the Services (collectively, the “Customer Facilities”). In addition, Customer will provide necessary data storage space for backup data files and will provide additional data storage space that may be required by any change in retention schedules required by Customer. Service Provider’s employees will have reasonable access to the Customer Facilities 24 hours a day, seven days a week as reasonably necessary to provide the Services. To the extent that any Service Provider Personnel require or have access to any Customer Systems, Service Provider will, and will require that all Service Provider Personnel who have access to Customer Systems, including computer or electronic data storage systems, limit their access to those portions of such systems for which they are authorized in connection with their provision of the Services. Service Provider will (i) limit such access to those Service Provider Personnel who are authorized to provide the Services and (ii) adhere to Customer’s reasonable standard security rules and procedures for use of Customer Systems. All user identification numbers and passwords disclosed to Service Provider to permit any Service Provider Personnel to access the Customer Systems will be deemed to be, and will be treated as, Customer’s Confidential Information. Service Provider will cooperate with Customer in the investigation of any apparent unauthorized access by Service Provider Personnel to Customer Systems. Customer will, in its sole discretion be entitled to approve or restrict access to Customer Systems by any Service Provider Personnel; provided, however, that Customer will consult with Service Provider prior to restricting any Service Provider Personnel’s access to Customer Systems regarding the impact of such decision on the provision of Services and, at Customer’s request, the Parties will discuss in good faith any reasonable accommodations to address Customer’s needs or reasonable requests. If and to the extent that Service Provider cannot provide Services because of Customer’s restrictions on access to Customer Systems by any Service Provider Personnel, Service Provider will use Commercially Reasonable Efforts to develop and implement arrangements to place Customer, insofar as reasonably practicable, in the same position as if such Service had been provided as contemplated hereby. For the avoidance of doubt, if it is not reasonably practicable to implement such arrangements, Service Provider has no obligation to continue to provide such Services.

(b) Service Provider’s Obligations. To the extent Service Provider is using any part of a Customer Facility to perform the Services, Service Provider will comply, and will require that all Service Provider Personnel who use any part of a Customer Facility to perform the Services comply, with Customer’s reasonable standard policies and procedures, as made available to Service Provider, regarding access to and use of the Customer Facilities.

6.2 Service Provider Facilities and Systems.

(a) Service Provider Facilities. Service Provider may perform the Services in such facilities maintained by Service Provider or its Subcontractors or Affiliates (collectively, “Service Provider Facilities”) as Service Provider reasonably deems appropriate.

(b) Access to Service Provider Systems. Customer will, and will require that all Recipient Personnel who have access to Service Provider Systems in accordance with the provisions of Sections 11.3(b) and 11.3(c), including computer or electronic data storage systems, limit their access to those portions of such systems for which they are authorized in connection with their receipt and use of the Services. Customer will (i) limit such access to those Recipient Personnel who are authorized to use the Services in accordance with the provisions of Sections 11.3(b) and 11.3(c), (ii) maintain and make available to Service Provider a written list of the names of each individual who will be granted such access, and (iii) adhere to Service Provider’s security rules and procedures for use of Service Provider Systems. All user identification numbers and passwords disclosed to Recipients to permit any Recipient Personnel to access the Service Provider Systems will be deemed to be, and will be treated as, Service Provider’s Confidential Information. Customer will cooperate with Service Provider in the investigation of any apparent unauthorized access by Recipient Personnel to Service Provider Systems. Service Provider will, in its sole discretion, be entitled to (A) access and confiscate any Equipment used to access the Service Provider Systems in contravention of this Section 6.2(b), provided that if such Equipment is located in Customer’s Facilities, Service Provider shall coordinate with Customer regarding such access and confiscation and, regardless of the location of such Equipment, if such Equipment is Customer Equipment, Service Provider shall return such Equipment to Customer promptly following Service Provider’s investigation and (B) approve or restrict access to Service Provider Systems by any Customer contractor.

7.	TECHNOLOGY, SOFTWARE AND PROPRIETARY RIGHTS

7.1 Customer Owned Technology.

(a) Definition. The term “Customer Owned Technology” means (i) Technology owned by Customer on the Effective Date (and following the completion of the transactions contemplated in the Transaction Agreement), (ii) Technology developed or acquired by Customer or its third-party service providers (other than Service Provider) after the Effective Date, (iii) derivative works, modifications and enhancements to any of the foregoing, and (iv) all Intellectual Property subsisting in any of the foregoing.

(b) Ownership by Customer; License to Service Provider. Customer Owned Technology will be owned exclusively by Customer. As of the Effective Date, Customer hereby grants to Service Provider (and solely to the extent necessary for Service Provider to provide the Services, to the Subcontractors) a non-exclusive, worldwide, non-transferable (except as provided in Section 14.6), revocable, fully paid-up, royalty-free right and license, solely during the Term, to access, use, execute, reproduce, display, perform, modify, enhance, distribute and create derivative works of the Customer Owned Technology made available by Customer to Service Provider pursuant to this Agreement for the express and sole purpose of providing the Services.

7.2 Service Provider Owned Technology.

(a) Definition. The term “Service Provider Owned Technology” means Technology owned by Service Provider, an Affiliate of a Service Provider or a Subcontractor from and after the Effective Date and used in connection with the Services, including any modifications, enhancements or derivative works of such Technology or any new Technology developed by Service Provider, other than Technology to the extent comprising derivative works, modifications or enhancements to any Customer Owned Technology.

(b) Ownership by Service Provider; License to Customer. Service Provider Owned Technology will be owned exclusively by Service Provider. In addition to any other license rights granted hereunder, Service Provider hereby grants to each Recipient a non-exclusive, worldwide, non-transferable (except as provided in Section 14.6), revocable, fully paid-up, royalty-free right and license solely during the Term, solely to the extent required to fully and completely use the Services, to use Service Provider Technology (but only for such purpose). The Parties acknowledge that such right and license may be subject to additional terms and conditions and, except as otherwise provided herein, will terminate upon the termination of the Services. As between the Parties, all Internet addresses, network identification, access codes and telephone numbers provided or issued to Customer or its users by Service Provider or Service Provider Personnel, and not transferred to Customer pursuant to the Transaction Agreement, will be and remain the sole property of Service Provider.

7.3 No Implied Licenses; Residuals. Except as expressly specified in this Agreement, nothing in this Agreement will be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property in any Technology owned by the other Party or any Affiliate of the other Party. Subject to the foregoing sentence, Service Provider will be free to use its general knowledge, skills and experience and any ideas, concepts, know-how and techniques that are required or used in the course of providing the Services.

7.4 Required Consents.

(a) If and to the extent the provision of Services under this Agreement requires Service Provider to obtain any Required Consent that has not been obtained as of the Effective

Date, Service Provider will continue to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to provide the Services as promptly as practicable; provided, however, that Service Provider will not be required to make any non-de minimis payments, incur any non-de minimis Liability or offer or grant any non-de minimis accomodation (financial or otherwise) to any third party in connection with obtaining any Required Consent.

(b) Unless and until such Required Consent is obtained, the Parties will use their Commercially Reasonable Efforts to determine and adopt such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent. If, despite using Commercially Reasonable Efforts, the Parties are unable to adopt an alternative approach, then the affected Services will be terminated and the Parties will equitably adjust the pricing specified in this Agreement to reflect the reduced scope of Services; provided, however, that Service Provider may elect, at its sole discretion, to provide an affected Service despite the absence of a Required Consent; provided, further, that, in the event that Service Provider makes such election without the prior approval of Customer, Service Provider will be solely responsible for any liability arising as a result of Service Provider providing such Service despite the absence of a Required Consent.

8.	CUSTOMER DATA AND PHYSICAL SECURITY

8.1 Definition. The term “Customer Data” means (i) any Information of Customer, its Affiliates or Recipients, or their respective vendors, customers or other business partners that is provided to or obtained by Service Provider in the performance of its obligations under this Agreement, including data and Information regarding Customer’s businesses, customers, operations, facilities, products, consumer markets, assets and finances, and (ii) any data or Information to the extent related to Customer or Customer’s business that is collected or processed in connection with the Services. For the avoidance of doubt, Customer Data does not include data about the Service Provider Systems or Service Provider Technology.

8.2 Ownership. As between Customer and Service Provider, Customer owns and will continue to own all right, title and interest in and to all Customer Data. Service Provider will not sell, assign, lease or otherwise dispose of or commercially exploit Customer Data or use Customer Data for any purpose other than to provide the Services.

8.3 Data Security. Service Provider will establish and maintain safeguards against the destruction, loss or alteration of Customer Data in its possession that are no less rigorous than those in effect for Service Provider’s operations.

8.4 Physical Security for Facilities. Service Provider will be responsible for all security procedures at any Service Provider Facilities. Customer will provide all necessary security personnel and security equipment at the Customer Facilities.

9.	CONFIDENTIALITY

9.1 Confidential Information. As used herein, “Confidential Information” means any Information of Service Provider or Customer or any of their respective Affiliates that is not generally known to the public and at the time of disclosure is identified, or would reasonably be understood by the receiving Party, to be proprietary or confidential, whether disclosed in oral, written, visual, electronic or other form, and which the receiving Party (or its contractors or agents) observes or learns in connection with this Agreement. Confidential Information includes (a) business plans, strategies, forecasts, projects and analyses, (b) financial information and fee structures, (c) business processes, methods and models, (d) employee and vendor information, (e) hardware and system designs, architectures, structure and protocols, (f) product and service specifications, (g) manufacturing, purchasing, logistics, sales and marketing information, and (h) the terms and conditions of this Agreement.

9.2 Obligations. The receiving Party will use the same care and discretion to avoid disclosure, publication or dissemination of any Confidential Information received from the disclosing Party as the receiving Party uses with its own similar information that it does not wish to disclose, publish or disseminate (and in any event will use Commercially Reasonable Efforts in such regard). The receiving Party will (a) use the disclosing Party’s Confidential Information only in connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder, and (b) not disclose the disclosing Party’s Confidential Information, except to (i) its employees, agents and contractors, who have a need to know such Confidential Information in connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder and who have executed Contracts or, in the case of employees, are bound by policies obligating them to keep the Confidential Information confidential or (ii) its legal, financial or other professional advisors as reasonably necessary. The receiving Party is liable for any unauthorized disclosure or use of Confidential Information by any of its or its Affiliates’ personnel, agents, subcontractors or advisors. The receiving Party will promptly report to the disclosing Party any breaches in security of the receiving Party that may materially and adversely affect the disclosing Party and specify the corrective action taken.

9.3 Exceptions to Confidential Treatment.

(a) The obligations set forth in Section 9.2 do not apply to any Confidential Information that the receiving Party can demonstrate (i) is or becomes generally available to the public, other than as a result of a disclosure by the receiving Party or its Affiliates not otherwise permissible hereunder, or (ii) was or became available to the receiving Party from a source other than the disclosing Party or its Affiliates, unless, in the case of clause (ii) of this Section 9.3(a), the source of such Confidential Information was known to the receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing Party with respect to such Confidential Information. Notwithstanding anything in this Section 9.3 to the contrary, Confidential Information of Customer primarily used in the Galleria Business will in no event be included within the exception in clause (ii) of this Section 9.3(a) and will be subject to Section 9.2 above.

(b) If a receiving Party is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Confidential Information of the other Party, the Party receiving such request or demand will use Commercially Reasonable Efforts to provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party will have an opportunity to seek an appropriate protective Order. The Party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to seek to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any such Confidential Information, as the case may be, to the extent (and only in such amount) required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

9.4 Return or Destruction. Upon the termination or expiration of the Services, each Party will return or certify the destruction of the other Party’s Confidential Information in such other Party’s possession or control.

10.	COMPENSATION

10.1 Service Fee. Customer will pay Service Provider a monthly fee for each Service, which will be calculated on the basis set forth on Schedule B. Upon early termination of any individual Service(s) pursuant to Section 13.1(b), the Parties will cooperate in good faith to adjust the monthly charges paid by Customer hereunder to correspond with the actual Service(s) being provided.

10.2 Other Expenses. Customer will reimburse Service Provider for reasonable out-of-pocket expenses incurred by Service Provider in connection with its performance of the Services and not included in the Charges, provided that reasonable advance written notice of such expenses has been provided by Service Provider (for this purpose, email will be sufficient) and, provided, further, that in the event that the aggregate amount of such expenses at any time exceeds the amount equal to 5% of the monthly Base Service Delivery Costs (“Expense Cap”), Customer shall not be required to reimburse Service Provider for expenses in excess of the Expense Cap unless Service Provider has obtained Customer’s written consent prior to incurring such expense. Notwithstanding anything to the contrary set forth in this Section 10.2, if Service Provider provides written notice of such expenses and Customer does not consent to Service Provider incurring such expenses, Service Provider will have no obligation to provide such Services. Service Provider will provide Customer with reasonable documentation regarding any such out-of-pocket expenses. Such out-of-pocket expenses shall be treated as Pass Through Costs in accordance with Schedule B.

10.3 Transactional Taxes. Service Provider will invoice to Customer and Customer will pay together with the principal amount, the Transactional Taxes (if any) invoiced by Service Provider as per the applicable Transactional Taxes legislation. Service Provider will provide Customer with a valid Transactional Taxes invoice in the due time provided by that legislation. The Parties will make reasonable efforts to ensure that all required documents are provided in order to enable Customer to recover the Transactional Taxes charged, as per the relevant Transactional Taxes legislation.

10.4 Invoicing and Payment. Service Provider will invoice Customer monthly in arrears. Payment of all undisputed amounts is due on the Customer designated monthly settlement day following the date that is 60 days following the date of invoice. Payments of undisputed amounts past due, or disputed amounts determined to be due after the resolution of such dispute, will bear interest calculated on a per annum basis from the due date to the date of actual payment at the Interest Rate. Customer will make payments under this Agreement by electronic funds transfer in accordance with payment instructions provided by Service Provider from time to time. In the event the Parties’ Affiliates enter into companion Contracts for the Services, Customer will remain responsible for paying any undisputed amounts which are not paid when due by Customer’s Affiliates under such companion Contracts.

10.5 Withholding Taxes. Customer is permitted to withhold amounts from any amounts payable hereunder as required under applicable Law, and such amounts withheld will be treated for all purposes hereof as paid to Service Provider with respect to which the withholding was made. Customer and Service Provider will cooperate, as reasonably requested by the other Party, to reduce the amount of withholding Taxes imposed on payments hereunder, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes and by promptly providing any relevant information reasonably requested by the other Party. Customer will promptly provide Service Provider with the complete original withholding Tax certificates issued by the relevant Governmental Authority. Customer will promptly pay to Service Provider the amount of any refund (including any interest) received by Customer from a Governmental Authority with respect to Taxes withheld pursuant to this Agreement.

11.	REPRESENTATIONS AND WARRANTIES; OTHER AGREEMENTS

11.1 Authority. Each Party represents and warrants to the other that (i) the execution, delivery and performance of this Agreement by such Party have been authorized and approved and no other corporate action on the part of such Party is necessary, (ii) no Contract with any other Person exists or will exist which would interfere with its obligations hereunder, and (iii) this Agreement is a valid and binding obligation of it and enforceable against it in accordance with the terms of this Agreement. Each Party’s warranty in clause (ii) of this Section 11.1 is subject to receipt of all Required Consents.

11.2 Compliance with Laws. Each Party represents and warrants that it is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary for the conduct of its business, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on its ability to fulfill its obligations under this Agreement.

11.3 Standard of Performance; Standard of Care.

(a) Unless otherwise specified in this Agreement or any applicable schedule to this Agreement, the Services will be performed initially in substantially the same manner and in substantially the same locations that such Services were generally performed by Service Provider for the Galleria Business immediately prior to the Effective Date, and thereafter will continue to be performed in substantially the same locations and in substantially the same manner as Service Provider generally performs such services for its own retained businesses, except to the extent such Services are limited or changed because of the separation of the Galleria Business and Service Provider’s other businesses as contemplated by the Transaction Agreement.

(b) In no event will Service Provider be required to (i) make any customization to the Services (or Service Provider’s associated systems or processes) that are unique to Customer, beyond the customizations that Service Provider elects to make to support its own shared services environment, except for customizations that are expressly agreed upon in writing by Service Provider and Customer, (ii) except as set forth in Section 11.3(c), provide access to Service Provider’s Systems to Recipient Personnel, other than those Recipient Personnel who were employees of Service Provider prior to the Effective Date that had access to Service Provider’s Systems during such time (or those persons hired after the Effective Date to replace such Recipient Personnel, regardless of whether they had prior access to Service Provider systems); provided, that Customer and such Recipient Personnel will comply with the requirements of Section 6.2, (iii) provide Services in a location other than locations where Services were provided prior to the Effective Date, or (iv) provide reports incremental to those provided prior to the Effective Date.

(c) Notwithstanding anything to the contrary in this Agreement, Service Provider will provide access to Service Provider’s Systems to Recipient Personnel who were not employees of Service Provider prior to the Effective Date (each such Recipient Personnel, a “New User”) subject to the following restrictions: (i) Service Provider will not be obligated to provide access to more than 100 New Users in the aggregate for the Galleria Business; (ii) all New Users receiving access to Service Provider’s Systems must be properly trained by, and have continuing sponsorship and coaching from, a Recipient Personnel member who was an employee of Service Provider prior to the Effective Date and is located at the same Customer Facility or Service Provider Facility, as applicable (for purposes of this Section 11.3(c) only, each such applicable Customer Facility or Service Provider Facility, a “Facility”), as the New User; (iii) at any Facility or in any Operation Group with greater than ten Recipient Personnel accessing Service Provider’s Systems, no more than 15% of the Recipient Personnel at such Customer Facility or in such Operation Group accessing Service Provider’s Systems may be New Users, provided that (A) at any Facility or in any Operation Group with one Recipient Personnel accessing Service Provider’s Systems, such Recipient Personnel may not be a New User, (B) at any Facility or in any Operation Group with two Recipient Personnel accessing Service Provider’s Systems, no more than one such Recipient Personnel may be a New User, and (C) at any Facility or in any Operation Group with between three and ten Recipient Personnel accessing Service Provider’s Systems, a minimum of 50% of such Recipient Personnel plus one Recipient Personnel at such Facility will not be New Users.

(d) Nothing in this Agreement will require Service Provider or any of its Affiliates to perform the Services in a manner that would constitute a violation of applicable Laws.

11.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11, EACH PARTY MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY, REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE.

12.	INDEMNITIES, PROCEDURES AND LIMITATIONS.

12.1 Indemnification by Customer. Customer agrees to indemnify, hold harmless and defend Service Provider and its Affiliates and their respective directors, officers and employees (the “Service Provider Parties”), from and against any and all Losses suffered or incurred by any Service Provider Parties arising out of or relating to any of the following:

(a) any breach of this Agreement by Customer, its Affiliates, Subcontractors or Customer Personnel;

(b) any gross negligence or willful misconduct of Customer, its Affiliates, Subcontractors or Customer Personnel in connection with the provision of the Services;

(c) any alleged infringement or misappropriation by Customer, its Affiliates, Subcontractors and Customer Personnel of any Software, Technology or any other Intellectual Property developed, used, or made accessible in connection with the Services, except to the extent caused by infringement or misappropriation by Service Provider or its Affiliates or any of their respective contractors of such Software, Technology or other Intellectual Property, or by the violation by any such Persons of any license terms or usage instructions provided to Service Provider by Customer; or

(d) any personal injury to employees of Customer or Customer Affiliates (or any other persons designated by Customer) while at the Service Provider Facilities, to the extent such Losses do not result from the negligence or willful misconduct of Service Provider or its Affiliates, contractors or Service Provider Personnel.

12.2 Indemnification by Service Provider. Service Provider agrees to indemnify, hold harmless and defend Customer and its Affiliates and their respective directors, officers and employees (the “Customer Parties”), from and against any and all Losses suffered or incurred by any Customer Parties arising out of or relating to any of the following:

(a) any breach of this Agreement by Service Provider, its Affiliates, Subcontractors or Service Provider Personnel;

(b) any gross negligence or willful misconduct of Service Provider, its Affiliates, Subcontractors or Service Provider Personnel in connection with the provision of the Services;

(c) any alleged infringement or misappropriation by Service Provider, its Affiliates, Subcontractors and Service Provider Personnel of any Software, Technology or any other Intellectual Property developed, used, or made accessible in connection with the Services, except to the extent caused by infringement or misappropriation by Customer or a Recipient or any of their respective contractors of such Software, Technology or other Intellectual Property, or by the violation by any such Persons of any license terms or usage instructions provided to Customer by Service Provider; or

(d) any personal injury to employees of Service Provider or Service Provider Affiliates (or any other persons designated by Service Provider) while at the Customer Facilities, to the extent such Losses do not result from the negligence or willful misconduct of Customer or its Affiliates, contractors or Customer Personnel.

12.3 Calculation of Indemnity Payments.

(a) Insurance. The amount of any Loss for which indemnification is provided under this Article 12 will be net of any amounts actually recovered by the applicable Service Provider Party or Customer Party (each, an “Indemnitee”) under third-party, non-captive insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance). If any Loss resulting in indemnification under this Article 12 relates to a claim by an Indemnitee or its Affiliates that is covered by one or more third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use Commercially Reasonable Efforts to pursue claims against the applicable insurers for coverage of such Loss under such policies. Any indemnity payment hereunder will initially be made without regard to this Section 12.3(a), and if the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Party against which the applicable claims are asserted under this Article 12 (the “Indemnifying Party”) in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss (less the cost to collect the proceeds of such insurance).

(b) Taxes. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee under this Agreement will be (i) decreased to offset any Tax benefit realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item and (ii) increased to offset any Tax cost incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of any indemnification payments hereunder, unless in the case of clause (ii) such amount is already included in the applicable calculation of Losses. Any indemnity payment hereunder will initially be made without regard to this Section 12.3 and will be reduced or increased, as the case may be, to reflect any applicable Tax benefit or Tax cost, respectively, within 30 calendar days after the Indemnitee (or an Affiliate thereof) actually realizes such Tax benefit or incurs such Tax cost, respectively.

12.4 Procedures for Defense, Settlement and Indemnification of Claims.

(a) Direct Claims. All claims made hereunder by (i) any Service Provider Party, on the one hand, against any Customer Party, on the other hand, or (ii) by any Customer Party, on the one hand, against any Service Provider Party, on the other hand (collectively, “Direct Claims”), will be subject to the limitations and dispute resolution procedures set forth in Sections 5.5 and 12.6.

(b) Third-Party Claims. (i) Notice of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) which is not a member of the Service Provider Group or Customer Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification under this Agreement (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 12.4(b)(i) will not relieve the Indemnifying Party of its obligations under this Article 12, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(ii) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 90 calendar days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article 12, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee, unless (A) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Third-Party Claim seeks (and continues to seek) monetary damages and/or equitable or corrective relief (with or without monetary damages, fines or penalties) and such equitable relief would reasonably be expected to adversely affect the operations of (1) Service Provider or its Affiliates, if Customer is the Indemnifying Party or (2) Customer or its Affiliates (including after the Closing, any Galleria Entities), if Service Provider is the Indemnifying Party, or (C) the Indemnifying Party does not expressly agree with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim, subject to the limitations set forth in this Article 12 (the conditions set forth in clauses (A) through (C) are, collectively, the “Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible for only the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims; provided, that the other Litigation Conditions set forth in clauses (A), (B) and (C) of the preceding sentence are satisfied. If the Indemnifying

Party does not assume the defense of a Third-Party Claim in accordance with this Section 12.4(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 12.4(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met, (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim or (z) in the reasonable judgment of the Indemnitee based on the advice of counsel, there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnitee with respect to such Third Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim unless such settlement or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim and unless such settlement or judgment does not impose injunctive or other non-monetary equitable relief against the Indemnitee or its Affiliates, or their respective businesses. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(c) Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which Customer, on the one hand, and Service Provider, on the other hand, may have liability under this Agreement, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

12.5 Additional Matters.

(a) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article 12 will not be affected.

(b) Subrogation. Subject to Section 12.7, (i) in the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party

Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person and (ii) such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

12.6 Limitations on Liability.

(a) Subject to the specific provisions and limitations of Sections 12.4 and 12.5 and this Section 12.6, it is the intent of the Parties that each Party will be liable to the other Party for any Losses as to which such other Party is entitled to indemnification under Sections 12.1 or 12.2, whether such Losses arise out of Third-Party Claims or Direct Claims.

(b) Except for Losses arising out of or relating to (i) Service Provider’s obligation to remit amounts to Customer, (ii) Service Provider’s gross negligence or willful misconduct or breach of Article 9, or (iii) Service Provider’s indemnity obligations for Third-Party Claims set forth in Section 12.2, the total aggregate liability of Service Provider under this Agreement will be limited to the aggregate amount of Charges paid to Service Provider by Customer under this Agreement.

(c) Except for Losses arising out of or relating to (i) Customer’s obligation to pay the Charges due under this Agreement, (ii) Customer’s gross negligence or willful misconduct or breach of Article 9, or (iii) Customer’s indemnity obligations for Third-Party Claims set forth in Section 12.1, the total aggregate liability of Customer under this Agreement will be limited to the aggregate amount of Charges paid to Service Provider by Customer under this Agreement.

(d) Regardless of any other rights under any other agreements or mandatory provisions of Law, neither Service Provider nor Customer will have the right to set-off the amount of any Loss it may have under this Agreement, whether contingent or otherwise, against any amount owed by such Party to the other Party, whether under this Agreement or otherwise.

12.7 Waiver of Subrogation. Service Provider will use Commercially Reasonable Efforts to cause its insurers to waive their rights of subrogation against Customer with respect to any Losses. Likewise, Customer will use Commercially Reasonable Efforts to cause its insurers to waive their rights of subrogation against Service Provider with respect to any Losses.

12.8 Exclusive Remedy. From and after the Effective Date, the sole and exclusive remedy of a Party for Losses relating to this Agreement will be as set forth in Section 12.1 or Section 12.2, as applicable, and with respect to (a) any and all Third-Party Claims will be pursuant to the indemnification provisions set forth in this Article 12 and (b) any and all Direct Claims will be pursuant to Section 5.6. In furtherance of the foregoing, each Party hereby waives, from and after the Effective Date, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article 12 and dispute resolution provisions set forth in Section 5.6, and other than claims of, or causes of action arising from, knowing and intentional fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder) that such Party or its Affiliates may have against the other Party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws and arising out of the transactions contemplated by this Agreement.

13.	TERMINATION

13.1 Termination Rights.

(a) Termination for Cause. In addition to, and not in limitation of, any other termination rights set forth in this Agreement, either Party may, by giving written notice to the other Party, terminate this Agreement if such other Party commits a material breach of this Agreement (a “Default”), which Default is not cured within 30 days after notice of the Default. For purposes hereof, non-payment by Customer of any undisputed charges by the applicable due date will be deemed a Default.

(b) Termination for Convenience. Unless prohibited pursuant to Schedule A, Customer may terminate this Agreement or any individual Service (including any individual Service within a “Service Bundle” set forth on Schedule A, only to the extent such individual Service(s) can be segregated from the Service Provider’s other Services that will continue to be provided) either (a) at any time by giving Service Provider at least 60 days’ advance written notice pursuant to Section 14.3 specifically designating the terminated Service(s) and the termination date or (b) at any time by a written agreement executed by the Relationship Manager of each Party, in substantially the form of Exhibit A attached hereto, specifically designating the terminated Service(s) and the termination date. For the avoidance of doubt, any written agreement between the Parties executed pursuant to this Section 13.1(b) may be exchanged between the Parties solely via electronic mail and is not subject to the notice requirements of Section 14.3. Upon any such termination for convenience, Customer will remain liable for fees and expenses for all properly performed Services through the applicable termination date.

(c) For Insolvency. If either Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any proceedings (not dismissed within 60 days) related to its liquidation, insolvency or the appointment of a receiver or similar officer for Service Provider, (iii) makes an assignment for the benefit of all or substantially all of its creditors, (iv) takes any corporate action for its winding-up, dissolution or administration, or (v) enters into a Contract for the extension or readjustment of substantially all of its obligations, then the other Party may terminate this Agreement for cause as of a date specified in a written termination notice.

13.2 Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement will survive any termination or expiration of this Agreement and continue in full force and effect including this Section 13.2, Sections 7.1(b), 7.2(b), and 8.2, and Articles 9, 12 (subject to Section 14.10) and 14.

13.3 Rights Upon Termination or Expiration. At Customer’s request and expense, Service Provider will provide Customer with reasonable information and assistance to facilitate the transition of responsibility for the Services to Customer or its designee (“Termination Assistance Services”). The provision of such Termination Assistance Services will be subject to the Parties’ agreement on a detailed work plan and the availability of the applicable Service Provider resources. In no event will Service Provider be required to provide any specialized or customized services as part of the Termination Assistance Services.

14.	MISCELLANEOUS

14.1 Entire Agreement. This Agreement, the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of the Transaction Agreement or any Ancillary Agreement, the provision of the Transaction Agreement will control.

14.2 Governing Law.

(a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, subject to Section 5.5, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Subject to compliance with the provisions of Section 5.5, if applicable, each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the transactions contemplated hereby in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.2(C).

14.3 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

(i)	if to Service Provider:

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202
	Attention:	Corporate Secretary
	Attention:	Jason Muncy
Associate General Counsel – Global Transactions
	Facsimile:	(513) 386-1927

and

Jones Day
250 Vesey Street
New York, NY 10281-1047
	Attention:	Robert A. Profusek
Peter E. Izanec
	Facsimile:	(212) 755-7306

(ii)	If to Customer:

Galleria Co.
c/o Coty Inc.
350 Fifth Avenue
New York, NY 10018
	Attention:	Chief Financial Officer
	Facsimile:	(212) 389-7538

with a copy to (which will not constitute notice):

Galleria Co.
c/o Coty Inc.
350 Fifth Avenue
New York, NY 10018
Attention:	General Counsel
Facsimile:	(212) 389-7538

and

Skadden Arps Slate Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:	Paul T. Schnell
Sean C. Doyle
Facsimile:	(212) 735-2000

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 14.3.

14.4 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver will become and remain binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Except and solely to the extent set forth in Section 12.8, the rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

14.5 No Third-Party Beneficiaries. Except for the provisions of Article 12 with respect to indemnification of Service Provider Parties and Customer Parties, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Service Provider Group or the Customer Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

14.6 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of the Service Provider Group or the Customer Group, as applicable; provided that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.

14.7 Construction.

(a) References to Customer Includes Recipients. Customer is fully responsible and liable for the Recipients’ compliance with this Agreement, and any actions, omissions, or materials provided by any Recipients other than Customer will be deemed to be Customer’s actions, omissions or materials provided by Customer.

(b) General. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, any references to an “Exhibit,” “Section” or “Article” will be to an Exhibit, Section or Article to or of this Agreement. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

14.8 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

14.9 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.

14.10 Force Majeure.

(a) “Force Majeure Event” means any event beyond the reasonable control of the Party affected that significantly interferes with the performance by such Party of its obligations under this Agreement, including acts of God, strikes, lockouts or other labor or industrial disputes or disturbances, civil disturbances, arrests or restraint from rulers or people, interruptions by Orders, present and future valid Orders of any regulatory body having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor or secure materials upon terms deemed practicable by the Party affected (including inability to secure materials by reason of allocations, voluntary or involuntary, promulgated by authorized governmental agencies), epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts, explosions, breakage or accident to machinery.

(b) If a Force Majeure Event is claimed by either Party, the Party making such claim will orally notify the other Party as soon as reasonably possible after the occurrence of such Force Majeure Event and, in addition, will provide the other Party with written notice of such Force Majeure Event within five days after the occurrence of such Force Majeure Event.

(c) Except for Customer’s obligations to make payments hereunder and except for Service Provider’s obligation to remit payments to Customer, neither Party hereto will be liable for any nonperformance or delay in performance of the terms of this Agreement when such failure is due to a Force Majeure Event. If either Party relies on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations hereunder, such Party relying on the Force Majeure Event will (i) provide an estimate of the expected duration of the Force Majeure Event and its probable impact on performance of such Party’s obligations hereunder and (ii) provide prompt notice to the other Party of the cessation of the Force Majeure Event.

(d) Upon the occurrence of a Force Majeure Event, the same will, so far as possible, be remedied using Commercially Reasonable Efforts. It is understood and agreed that nothing in this Section 14.10 will require the settlement of strikes, lockouts or industrial disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the Party having the difficulty.

14.11 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto will cooperate with each other and use Commercially Reasonable Efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

14.12 Independent Contractors. Service Provider is an independent contractor, with all of the attendant rights and liabilities of an independent contractor, and not an employee of Customer or, except for authorizations specifically described in a schedule with respect to a particular function, an agent of Customer. Any provision in this Agreement or any action by Customer, that may appear to give Customer the right to direct or control Service Provider in performing under this Agreement means that Service Provider will follow the desires of Customer in results only.

14.13 Publicity. Except as otherwise required by Law, each of Service Provider and Customer will consult with the other and obtain the prior written consent of the other before issuing, or permitting any agent or Affiliate of such Party to issue, any press releases or otherwise making, or permitting any agent or Affiliate of such Party to make, any public statements with respect to this Agreement or the transactions contemplated hereby.

14.14 Limitation. Any Action pursuant to this Agreement, including but not limited to any claim of indemnification, must be commenced within six months after the expiration or termination of this Agreement; provided, however, that for any Action commenced prior to the expiration of such six-month period, the Action will continue until finally resolved.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives, to be effective as of the Effective Date.

THE PROCTER & GAMBLE COMPANY		GALLERIA CO.

By:	/s/ Pam Bloodgood	By:	/s/ Matthew C. Loftus
Name:	Pam Bloodgood	Name:	Matthew C. Loftus
Title:	Authorized Signatory	Title:	Authorized Signatory